Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216150

March 8, 2017

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated March 8, 2017

$625,000,000 3.375% NOTES DUE APRIL 15, 2027

$725,000,000 4.250% NOTES DUE APRIL 15, 2047

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 / A+ / A- (each with negative outlook)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	March 8, 2017

Settlement Date (T+3):	March 13, 2017

Maturity Date:	April 15, 2027 (the “2027 Notes”) April 15, 2047 (the “2047 Notes”)

Principal Amount Offered:	$625,000,000 (2027 Notes) $725,000,000 (2047 Notes)

Price to Public (Issue Price):	99.489% (2027 Notes) 99.810% (2047 Notes)

Net Proceeds (Before Expenses) to Issuer:	$618,993,750 (99.039%) (2027 Notes) $718,185,000 (99.060%) (2047 Notes)

Interest Rate:	3.375% (2027 Notes) 4.250% (2047 Notes)

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2017 (2027 Notes) April 15 and October 15, commencing October 15, 2017 (2047 Notes)

Regular Record Dates:	April 1 and October 1 (2027 Notes) April 1 and October 1 (2047 Notes)

Benchmark:	T 2.250% due February 15, 2027 (2027 Notes) T 2.875% due November 15, 2046 (2047 Notes)

Benchmark Price and Yield:	97-9+; 2.560% (2027 Notes) 94-16+; 3.161% (2047 Notes)

Spread to Benchmark:	+87.5 basis points (2027 Notes) +110 basis points (2047 Notes)

Re-offer Yield:	3.435% (2027 Notes) 4.261% (2047 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points (2027 Notes).

Prior to October 15, 2046 (six months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on and after October 15, 2046 (2047 Notes).

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

CUSIP / ISIN:	91324P CY6 / US91324PCY60 (2027 Notes) 91324P CZ3 / US91324PCZ36 (2047 Notes)

Joint Book-Running Managers:	J.P. Morgan Securities LLC Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

The Huntington Investment Company

KeyBanc Capital Markets Inc.

Mizuho Securities USA Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC Regions Securities LLC SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533, Goldman, Sachs & Co. toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 and Morgan Stanley & Co. LLC toll-free at (866) 718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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